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                                                                      EXHIBIT 23






CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2000 relating to the financial statements as of and for the years ended April 30, 2000 and 1999, which appears in the 2000 Annual Report to Shareholders of H&R Block, Inc., which is incorporated by reference in H&R Block, Inc.'s Annual Report on Form 10-K for the year ended April 30, 2000. We also consent to the incorporation by reference of our report dated June 20, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.





/s/  PricewaterhouseCoopers LLP

Kansas City, Missouri
July 31, 2000